Exhibit 10.56
CONSULTING AGREEMENT
WITH
CAPITAL CAMPAIGNS, INC.
This Consulting Agreement is made and entered into as of the 6th day of February, 2009, by and between Capital Campaigns, Inc. (the “Consultant”), with a business address located at Suite 109, 6990 Falls Reach Drive, Falls Church, Virginia 22043 and Torvec, Inc., (the “Company”), with a business address located at 1999 Mount Read Blvd., Building 3, Rochester, New York 14615.
WHEREAS, the Company has designed, developed and intends to commercialize certain paradigm-shifting technology in the automotive industry, including its infinitely variable transmissions, its pump/motor, its IsoTorque® differential, its constant velocity joint and its full terrain vehicle (FTV®); and,
WHEREAS, the Consultant is a strategic planning, government relations, marketing and public relations company with experience in the national political scene for over thirty years; and,
WHEREAS, the Consultant desires to assist the Company grow its business and commercialize its technology portfolio;
NOW THEREFORE, in consideration of the mutual promises made herein, the Consultant and the Company hereby agree to the following:
I. EXCLUSIVITY
The Company hereby engages the Consultant on an exclusive basis for the term specified in Section II hereof to render consulting services to the Company as a strategic planning, governmental relations, marketing and public relations specialist upon the terms and conditions set forth herein.

II. TERM
This Consulting Agreement shall be effective for one (1) year from the date hereof but is cancelable by either party at any time for nonperformance upon thirty (30) days written notice. The party seeking to cancel this Consulting Agreement will provide the other party with a written explanation of the item(s) constituting any alleged nonperformance in its thirty (30) day written notice and the nonperforming party shall have such thirty (30) day period within which to address the item(s) so specified and, if necessary, effect a cure so as to keep this Consulting Agreement in full force and effect.
III. DUTIES AND RESPONSIBILITIES OF THE CONSULTANT
During the term of this Consulting Agreement, the Consultant shall provide the Company with such regular and customary consulting services with respect to the commercialization of any or all of the Company’s automotive technologies that are within the Consultant’s expertise to deliver. It is understood and acknowledged by the Company that the Consultant shall be obligated to render its services in good faith and on a best efforts basis only. During the term of this Consulting Agreement, the Consultant’s duties will include, but will not necessarily be limited to, providing services to the Company concerning the following matters:
(A) The Consultant will provide recommendations with respect to and assist the Company secure mutually agreed upon financing (from $5,000,000 to $40,000,000, plus), both public and private, to be used by the Company to commercialize its technology portfolio. To this end, the Consultant will provide recommendations with respect to and assist in the structuring and implementing proposed transactions regarding the Company’s automotive technologies. It is understood that the final acceptance of any proposed transaction will be at the sole discretion of the Company, and that the Consultant will have no authority to act on behalf of the Company;
(B) The Consultant will render strategic planning, governmental relations, marketing and public relations services to the Company on an ongoing basis in connection with all of the Company’s business strategies, including potential licenses, joint ventures and other business combinations.

IV. DUTIES AND RESPONSIBILITIES OF THE COMPANY
(A) During the term of this Consulting Agreement, the Company will provide the Consultant with all such documentation, including but not limited to, narrative and technical descriptions of its technologies, video presentations, data, documents and reports respecting its business and its technologies as Consultant deems necessary and/or appropriate to facilitate the performance of Consultant’s responsibilities as set forth herein;
(B) During the term of this Consulting Agreement, the Company will make any and all its personnel available at such times and places as Consultant considers necessary and/or appropriate and will complete all funding request applications and forms and provide all such documentation as Consultant considers necessary and/or appropriate to enable Consultant to assist the Company secure mutually agreed upon financing, both public and private.
V. CONSULTANT’S COMPENSATION; PAYMENT OF PRE-APPROVED EXPENSES
(A) During the term of this Consulting Agreement, in consideration for the services to be rendered by the Consultant, the Company will pay the Consultant a consulting fee equal to $20,000 per month. Such payment shall be made to the Consultant based upon invoices submitted by the Consultant to the Company on or before the 15th day of each calendar month commencing February 15, 2009. Such payment will be made within five (5) days after the Company’s receipt of each such invoice, except that Consultant expressly agrees that unless and until the Company shall have secured the mutually agreed upon amount of financing as described in Article III (A), the Company will be obligated to pay Consultant only 20% of each such invoice, namely, $4,000 per month;
(B) Upon receipt by the Company of the mutually agreed upon amount of financing as described in Article III (A), the Company will pay Consultant an incentive fee equal to $100,000 for each $2,000,000 secured with the amount of such incentive fee prorated to the actual amount of funds secured;

(C) Upon receipt by the Company of the mutually agreed upon amount of financing as described in Article III (A), the Company will pay the Consultant the aggregate amount owed to Consultant pursuant to the unpaid balances of the invoices furnished by the Consultant to the Company in accordance with Article IV (A) above;
(D) During the term of this Consulting Agreement, the Company will reimburse Consultant for all reasonable and appropriate expenses incurred by Consultant in connection with its rendering of its services as recited herein provided that, Consultant agrees that no such expense will be incurred and no such expense will be reimbursed unless Consultant will have obtained the Company’s written pre-approval of any such expense. The Consultant will invoice the Company with respect to any such pre-approved expenses at any time and from time to time during the term of this Consulting Agreement and the Company will reimburse Consultant all such invoiced, pre-approved expenses within five (5) days of the receipt of each such invoice.
VI. CONFIDENTIALITY
The Consultant acknowledges that simultaneously with the execution of this Consulting Agreement, it has executed a Confidentiality Agreement with the Company and hereby agrees that all of the terms of such Confidentiality Agreement are hereby incorporated by reference into this Consulting Agreement as if specifically set forth herein.
VII. INDEPENDENT CONTRACTOR; TERMINATION FOR CAUSE
(A) The Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or an affiliate thereof. It is understood and agreed to by the parties hereto that the Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time during the term of this Agreement. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding at the source, unemployment compensation contributions and other employment related statutes with respect to the consulting arrangement as set forth in this Consulting Agreement.

(B) Notwithstanding the agreement of the parties to this Consulting Agreement’s term as set forth in Article II, this Consulting Agreement may be terminated immediately by either party for any of the following reasons and upon such termination for any one or more of the reasons set forth below, the obligations of the nonbreaching party to the breaching party as set forth herein will immediately cease and be of no force and effect:
a) The Consultant discloses confidential information to the detriment of the Company and/or its business in violation of the Confidentiality Agreement executed by the Consultant and the Company;
b) Either party is directed by a regulatory or governmental authority to terminate this Consulting Agreement or either party engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the other party;
c) Either party is convicted of or pleads nolo contendre to any felony (other than a felony resulting from a traffic violation);
d) Either party commits an act of fraud against the other.
For the purposes of this Article VII only, the term Consultant, Company and party shall include each entity’s respective directors, officers, affiliates and associates.
VIII. TERMINATION UPON FUNDING; FUTURE AGREEMENT
(A) The Consultant and the Company agree that, upon receipt by the Company of the mutually agreed upon financing as described in Article III (A), this Consulting Agreement and all the obligations of one party to the other as set forth herein (other than Article V (B), (C) and (D) and Article VI) will terminate and be of no further effect;
(B) In consideration of the performance by each of the parties, one to the other, of the responsibilities and duties as set forth in this Consulting Agreement and upon receipt by the Company of the mutually agreed upon financing as described in Article III (A), the Consultant and the Company hereby agree to use their best efforts to enter into a new contractual arrangement with a term of not less than two(2) years pursuant to which Consultant will perform such strategic planning, government relations, marketing and public relations services with respect to the commercialization of the Company’s automotive technologies as are within the Consultant’s expertise to deliver for which the Company will pay Consultant a retainer of $100,000, plus a fee equal to $40,000 per month during the term of any such agreement.

IX. ENTIRE AGREEMENT
This Consulting Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.
X. NOTICES
All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail service (e.g. Federal Express) to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof:
if to the Company, to the address as follows:
James Y. Gleasman
Chief Executive Officer
1999 Mount Read Blvd., Building 3
Rochester, New York 14615
Telephone: 585-254—1100
Facsimile:   585-254—1105
Email: jgleasman@torvec.com
and, if to the Consultant, to the address as follows:
Michael C. Copperthite
President
Capital Campaigns, Inc.
Suite 109
6990 Falls Reach Drive
Falls Church, Virginia 22043
Telephone: 703-963-0100
Email: Mike@CapitalCampaignsinc.com

XI. COUNTERPARTS
This Consulting Agreement may be executed in any number of counterparts, each of which together shall constitute on one and the same original documents.
XII. AMENDMENT, MODIFICATION OR WAIVER
No provision of this Consulting Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.
XIII. TRANSFER, SUCCESSORS AND ASSIGNS
The terms and conditions of this Consulting Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Consulting Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Consulting Agreement, except as expressly provided in this Consulting Agreement.
XIV. GOVERNING LAW
This Consulting Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. The parties specifically agree that the jurisdiction and venue with respect to any dispute in any way relating to this Consulting Agreement shall lie with the Supreme Court for the Seventh Judicial District located in the County of Monroe, New York.
XV. SEVERABILITY
If one or more provisions of this Consulting Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Consulting Agreement, (b) the balance of the Consulting Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Consulting Agreement shall be enforceable in accordance with its terms.

XVI. DELAYS OR OMISSIONS
No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
Executed as of the date above first written.
Accepted and Agreed:

TORVEC, INC.
By:
James Y. Gleasman
Chief Executive Officer

CAPITAL CAMPAIGNS, INC.
By:
Michael C. Copperthite
President